For SEC Filing
                                                                Purposes Only:
                                                                Rule 424(b)(5)
                                                            File No. 333-01857


            Prospectus Supplement to Prospectus Dated March 28, 1996


                        SERVICE CORPORATION INTERNATIONAL


             Terms of 5% Convertible Debentures, Series W, due 2007


Title:                5% Convertible Debentures, Series W, due 2007 (the
                      "Debentures").

Principal Amount:     $500,000 in aggregate principal amount of the Debentures
                      will be issued as a portion of the consideration for the outstanding capital stock of Remmert Funeral Home, Ltd.

Conversion Price:     $41.25 per share, subject to adjustment.

Conversion Date:      On or after October 24, 1998.

Maturity Date:        October 23, 2007.

Interest Rate:        5% per annum accruing from October 23, 1997.

Federal Tax  Matters: The  applicable  federal  rate on long-term indebtedness for October 1997, compounded quarterly, is 6.52% for purposes of determining the original issue discount applicable to the Debentures for federal income tax purposes. The original issue discount per $1,000 principal amount of the Debentures is $111.15.

Other Matters:        Payments of principal and interest on the Debentures
                      are subject to the Company's rights of set-off as provided in the agreement governing the acquisition.


                      The Date of this Supplement is October 22, 1997.